Exhibit 99.1

Nukkleus Inc. Completes Strategic Acquisition of Star 26 Capital, Expanding Defense AI and Defense Manufacturing

Deal adds precision manufacturing, advanced computer vision, and other defense technology businesses into the Nukkleus ecosystem.

NEW YORK and TEL AVIV, Israel, January 13, 2026 - Nukkleus Inc. (NASDAQ: NUKK), a strategic acquirer and owner of high-potential businesses in the aerospace and defense (A&D) industry, today announced the successful completion of its acquisition of Star 26 Capital Inc. , a defense-focused acquisition company.

Nukkleus acquired 100% of Star 26 in consideration of a mixed package of cash, promissory notes, as well as shares of Nukkleus common stock and associated warrants issued to Star 26 shareholders on a pro-rata basis. Additional details regarding the transaction are available in the Company’s filings with the Securities and Exchange Commission.

The transaction provides Nukkleus with 100% ownership of Star 26 and its portfolio of defense-related assets. The period between signing and closing enabled Star 26 to expand and strengthen its holdings, increasing the strategic value of the transaction for Nukkleus and its shareholders and further advancing the company’s evolution as a diversified defense technology holding company with multi-domain exposure.

The acquisition also enhances Nukkleus’s position across the military UAV and UAS value chain, which is expected to reach approximately $23 billion by 2030. It enables closer coordination across unmanned platforms, artificial intelligence, motion control, power systems, and command-and-control capabilities, aligning complementary technologies within the Company’s growing defense portfolio.

Star 26 brings to Nukkleus a portfolio of defense and technology companies complementary to unmanned and autonomous systems, including B. Rimon Agencies Ltd., a leading Israeli supplier of critical components for advanced missile-defense programs such as the Iron Dome, with exclusive distribution relationships with major defense contractors including Rafael Advanced Defense Systems and Elbit Systems. Star 26 also holds a majority interest in Water.io (TASE: WATR), which recently completed its acquisition of Zorronet, a developer of AI-powered unmanned command centers and integrated physical-security platforms, as well as a convertible loan position in ITS/Positech, a specialist in advanced motion-control, stabilization, and targeting technologies.

These companies are expected to collaborate with Nukkleus’s existing portfolio across AI, UAVs, and defense infrastructure, supporting the development of interoperable autonomous and control capabilities. Following the closing, the acquisition is expected to support operational efficiencies through shared resources, streamlined supply chains, and expanded distribution, while each subsidiary continues to operate independently within its core domain.

“With President Donald Trump calling for US defense spending to increase to $1.5 trillion, the focus is shifting not only to advanced systems, but to whether the industrial base can actually deliver them on time,” said Menny Shalom, CEO of Nukkleus Inc. “Many of today’s production delays stem from bottlenecks at the Tier-2 and Tier-3 supplier level, where scaling capacity is difficult but essential. By bringing Star 26 and its portfolio of specialized manufacturers and defense tech companies into the Nukkleus ecosystem, we are strengthening this critical layer of the defense supply chain. This acquisition positions us to help these companies scale responsibly, enabling OEMs to produce faster and more reliably while aligning UAV, AI, and control technologies with evolving defense requirements.”

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About Nukkleus Inc.

Nukkleus Inc. (NASDAQ: NUKK) focuses on acquiring and scaling mission-critical suppliers across the defense, aerospace, and advanced manufacturing sectors. Nukkleus targets Tier 2 and Tier 3 companies that form the industrial backbone of national security infrastructure in the U.S., Israel, and Europe. Through its proprietary capital model, Nukkleus integrates operational capabilities, financial discipline, and long-term vision to modernize and expand strategic suppliers—supporting dual-use innovation and resilient supply chains.

The Company’s portfolio approach combines organic growth with disciplined M&A, enabling transformational scale and positioning Nukkleus at the core of 21st-century defense industrial strategy.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” within the meaning of federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “will,” “would,” “expect,” “intend,” “plan,” “objective,” or comparable terminology referencing future events, conditions or circumstances, or the negative of such terms.

Although Nukkleus believes that it has a reasonable basis for the forward-looking statements contained in this press release, they are based on management’s current beliefs and expectations about future events and circumstances and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Statements relating to the future performance of Nukkleus are subject to many factors including but not limited to: the Company’s ability to successfully integrate Star 26 and realize the anticipated benefits of the acquisition; the sufficiency of working capital to realize our business plans and strategic opportunities; the going concern qualification in our financial statements; our ability to penetrate new intended markets; the Company’s ability to retain key personnel; market acceptance of our products and services; changes in the defense industry and government spending; geopolitical risks; competition; the Company’s ability to access capital markets; and general economic conditions.

Risk factors described under “Risk Factors” in Nukkleus’ most recently filed annual report on Form 10-K, as updated from time to time in its quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Nukkleus undertakes no obligation to update any forward-looking statement contained in this press release to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Investor Relations Contact:

The Equity Group Inc.

Lena Cati

lcati@equityny.com

+1 (212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

+1 (212) 836-9633

Company Contact:

Nukkleus Inc.

575 Fifth Avenue, 14th Floor

New York, New York 10017

info@nukk.com

+1 (212) 791-4663